UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

September 23, 2014
(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.
(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Commission File Number	1-12879

One Rockefeller Plaza, New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number including Area Code	(212) 218-7910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 23, 2014, the Board of Directors (the “Board”) of Griffin Land & Nurseries, Inc. (“Griffin” or the “Registrant”) adopted the Amended and Restated By-laws of the Registrant (the “By-laws”). The By-laws became effective immediately upon adoption by the Board. Material changes in the By-laws include:

(i)           Procedures for Stockholders to Propose Business to be Considered at an Annual Meeting. In Section 2.4, the By-laws establish an advance notice provision for business other than the nomination of directors. For business to be properly brought before an annual meeting by a stockholder, the stockholder must provide timely notice in writing to Griffin’s Secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, Griffin’s principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made.  In addition, the By-laws provide that, if there has been any material change in the information provided or required to be provided in the stockholder’s notice, such notice must be updated and supplemented as of the record date for the annual meeting and ten (10) business days before the annual meeting, or any adjournment or postponement of the annual meeting.

The stockholder’s notice to Griffin must include certain enumerated information about the proposal as set forth in the By-laws as well as information on the stockholder giving notice, any affiliates or associates of such stockholder, and any other person with whom such stockholder is acting in concert, including, but not limited to: (i) the name and address of each proposing person; (ii) the class and number of shares owned; and (iii) any other information relating to the proposing persons that would be required to be disclosed in a proxy statement filed under Section 14(a) of the Securities Exchange Act of 1934, as amended ((i) through (iii) collectively, the “Stockholder Information”).

(ii)           Procedures for Stockholders to Nominate Directors at an Annual Meeting. In Section 2.5, the By-laws establish an advance notice provision for stockholder nominations of directors. For a stockholder to properly nominate a person for election as a director at an annual meeting, the stockholder must provide timely notice in writing to Griffin’s Secretary. To be timely, a stockholder’s notice must comply with the timing requirements of Section 2.4 of the By-laws, described above. In addition, the By-laws provide that, if there has been any material change in the information provided or required to be provided in the stockholder’s notice, such notice must be updated and supplemented as of the record date for the annual meeting and ten (10) business days before the annual meeting, or any adjournment or postponement of the annual meeting.

The stockholder’s notice to Griffin must include certain enumerated information on the stockholder giving notice, any affiliates or associates of such stockholder, and any other person with whom such stockholder is acting in concert, including the Stockholder Information.

The stockholder’s notice to the Secretary must also include certain enumerated information as provided in the By-laws as to each person whom the stockholder proposes to nominate for election as a director, including, but not limited to certain financial and other relationships between the stockholder making the nomination and its director nominees, and the same information about a proposed director nominee that would be required if the director nominee were submitting a proposal.

(iii)           Conduct of Meetings; Manner of Notice. The By-laws contain certain clarifying changes regarding the conduct of meetings of stockholders and the manner by which notice may be provided for meetings of stockholders and directors. Specifically, Section 2.14 of the By-laws clarifies that, if the facts warrant, the person presiding over a meeting of stockholders may determine that business was not properly brought before a meeting and declare that such business will not be transacted or considered. Section 8.5 of the By-laws clarifies that notice to directors and stockholders may be given in any matter permitted by law.

The By-laws also contain various non-substantive conforming changes and other nonmaterial or technical changes intended to update or clarify certain provisions. The foregoing description of the changes made in the By-laws is qualified in its entirety by reference to the full text of the By-laws, which are attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01.	Other Events.

Any stockholder seeking to bring business before Griffin’s Annual Meeting of Stockholders in 2015 (the “2015 Annual Meeting”) or to nominate one or more directors at the 2015 Annual Meeting must provide timely notice as set forth in the By-laws. Specifically, written notice of any proposed business or nomination must be delivered to, or mailed and received at, Griffin’s principal executive offices no earlier than January 13, 2015 and no later than February 12, 2015. Any notice of proposed business or nomination must comply with the specific requirements set forth in the By-laws.

Item 9.01.	Financial Statements and Exhibits

Exhibit 3.1:  Amended and Restated By-laws of Griffin Land & Nurseries, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

	By:	/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary
Dated: September 24, 2014